UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                     ------

                                 WebSecure, Inc.
              ----------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
              ----------------------------------------------------
                         (Title of Class of Securities)

                                   947683 10 8
              ----------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No. 746934 10 8                 13G                      Page 2 of 5 Pages

--------------------------------------------------------------------------------
 (1) Name of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

         International Software Development Limited
--------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group                (a)  [  ]
                                                                     (b)  [  ]
--------------------------------------------------------------------------------
 (3) SEC Use Only

--------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

         British Virgin Islands
--------------------------------------------------------------------------------
Number of Shares         (5) Sole Voting Power
                                 802,500
Beneficially             -------------------------------------------------------
                         (6) Shared Voting Power
Owned by                           --
                         -------------------------------------------------------
Each Reporting           (7) Sole Dispositive Power
                                 802,500
Person With              -------------------------------------------------------
                          (8) Shared Dispositive Power
                                   --
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         802,500
 -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*  [ ]

--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         14.32%
--------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                                                                       CO
--------------------------------------------------------------------------------





                                                               Page 3 of 5 Pages


Item 1(a).        NAME OF ISSUER:

                  WebSecure, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1711 Broadway, Saugus, Massachusetts 01906

Item 2(a).        NAME OF PERSON FILING:

                  International Software Development Limited

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  P.O. Box 36, Westaway Chambers, Don Street, St. Helier, Jersey, Channel Islands

Item 2(c).        CITIZENSHIP:

                  British Virgin Islands

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

Item 2(e).        CUSIP NUMBER:

                  947683 10 8

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a). [ ] Broker or Dealer registered under section 15 of the Act

                  (b). [ ] Bank as defined in section 3(a) (6) of the Act

                  (c). [ ] Insurance  Company as defined in section 3(a) (19) of the Act

                  (d).[ ] Investment  Company  registered under section 8 of the
                          Investment Company Act

                  (e) [ ] Investment Adviser registered under section 203 of the
                          Investment Advisers Act of 1940




                                                               Page 4 of 5 Pages




                  (f) [ ] Employee  Benefit Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

                  (g) [ ] Parent   Holding    Company,    in   accordance   with
                          ss.240.13d-1 (b) (ii) (G)

                  (h) [ ] Group, in accordance with ss.240.13d-1 (b)(1)(ii)(H)


Item 4.           OWNERSHIP.

                  (a)      AMOUNT BENEFICIALLY OWNED:

                                    802,500

                  (b)      PERCENT OF CLASS:

                                    14.32%

                  (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i)      Sole  power to vote or to  direct  the vote:
                                    802,500.
                                    ---------
                           (ii)     Shared  power to vote or to direct the vote:
                                    -- .
                                    ---------
                           (iii) Sole power to dispose or to direct the disposition of: 802,500.
                                                    ----------
                           (iv) Shared power to dispose or to direct the disposition of: -- .
                                                    ----------

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Not applicable.



                                                               Page 5 of 5 Pages


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                   GROUP.

                  Not applicable.

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

Item 10.          CERTIFICATION.

                  Not applicable.



                                    SIGNATURE

     After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                                        February 14, 1997
                                                      ---------------------
                                                              (Date)

                                                        /s/ John Willis
                                                      ---------------------

                                                           (Signature)

                                                      John Willis, Director
                                                      ---------------------
                                                         (Name and Title)